Exhibit 99.1

TPI Announces Fiscal Year 2013 Financial Results

September 27, 2013

Tianyin Pharmaceutical Inc. (NYSE Amex: TPI), a pharmaceutical company that specializes in the patented biopharmaceutical, modernized traditional Chinese medicine (mTCM), branded generics and active pharmaceutical ingredients (API) announced financial results for the fiscal year 2013.

Fiscal Year 2013 Ended June 30, 2013 Financial Highlights:

•	Revenue was $67.5 million compared with $69.6 million in fiscal year 2012, a decrease of 3.0% year over year;
•	Operating income was $9.3 million, compared with $8.5 million in fiscal year 2012, an increase of 9.0% year over year;
•	Net Income was $6.6 million compared with $6.2 million in fiscal year 2012, an increase of 6.0% year over year;
•	Earnings per share of $0.23 per basic share, $0.23 per diluted share, compared with $0.22 per basic share, or $0.22 per diluted share in fiscal year 2012;
•	Cash and cash equivalents totaled $26.8 million on June 30, 2013; and
•	Operating cash flow for the fiscal year 2013 ended June 30, 2013 was $8.2 million, compared with operating cash flow of $8.0 million for the fiscal year 2012 ended June 30, 2012.

Comparison of results for the quarters ended June 30, 2013 and 2012:

	Fiscal Years Ended June 30,
	2013	2012
	(In millions)
Sales	$67.5	$69.6
Cost of sales	$41.5	$45.3
Gross profit	$26.0	$24.3
Total operating expenses	$16.7	$15.8
Operating income	$9.3	$8.5
Provision for income taxes	$2.4	$2.4
Net income	$6.7	$6.4

Sales for the fiscal year ended June 30, 2013 was $67.5 million, decreased by 3.0% from $69.6 million for the fiscal year 2012, as a result of generic pricing pressure, coupled with prolonged JCM production ramp up. We witnessed a 3.8% reduction of total revenue from TPI’s own products, which excludes the distribution revenue, from $53.0 million for the fiscal year 2012 to $51.0 million for the fiscal year 2013. We are currently exploring and implementing various strategies to stabilize our generic sales. In addition to the distribution revenue from TMT and JCM macrolide API revenue, we are also focusing on expanding sales at tier 3 and tier 2 hospitals in major cities of China to strengthen our high-end hospital pharmaceutical market segment. Our top five products by sales in fiscal year 2013 are:

Product Description	Amount
Ginkgo Mihuan Oral Liquid (GMOL) for cardiovascular diseases	$26.1 million
Mycophenolate mofetil capsules (MM) for renal transplant	$6.9 million
Azithromycin Dispersible Tablets (AZI) for infectious diseases	$4.6 million
Qingre Jiedu Oral Liquid (QRE) for viral infections	$3.6 million
Yanyan Tablets (YY) for throat inflammation	$1.6 million

The core product portfolio totaled $42.7 million or 83.8% of the organic portfolio revenue.

Gross profit for fiscal year ended June 30, 2013 was approximately $26.0 million with 38.5% gross margins an increase of 7% year over year, compared with $24.3 million with 35.0% gross margin for fiscal year ended June 30, 2012. The improvement in gross margins was mainly attributable to the increase of the sales of GMOL by 53.0% year over year from $17.1 million in fiscal year 2012 to $26.1 million, along with other core products revenue growth that totaled $42.7 million with higher margins. This offset the prevailing generic pricing pressure and the lower margined TMT distribution revenues, whose gross margins average about 10%. During the fiscal year 2013, our organic product portfolio delivered approximately 51.6% gross margins, a significant improvement from 45.0% in fiscal year 2012. Provided the blend of core product sales growth along with TMT lower margin distribution revenue and lower margin generic sales as the current pricing trend continues, we anticipate our overall gross margin in the near term to stabilize above 36% for the fiscal 2014, influenced by the revenue mix of TMT revenue and JCM macrolide API revenue, as compared to the core product portfolio performance. The factors that influence the gross margins of our major products include raw material price (85% of the cost of goods sold) and production cost (15% of the cost of goods sold).

Operating and R&D Expenses were $16.7 million in fiscal year 2013, compared with $15.8 million in fiscal year 2012. The increase is associated with the increase of selling and marketing expenses. We expect the operating expenses percentage to stabilize between 20 - 25% of the revenue for the coming year.

Net income was $6.6 million in fiscal year ended June 30, 2013, an increase of 6.0% from $6.2 million in fiscal year ended June 30, 2012. The growth was primarily the result of margin improvement driven by core products sales from the previous year.

Diluted earnings per share for the fiscal year 2013 were $0.23 based on 29.3 million shares compared with the earnings of $0.22 per diluted share for the fiscal year 2012, based on 29.3 million shares.

Balance Sheet and Cash Flow

As of June 30, 2013, we had working capital totaling $35.9 million, including cash and cash equivalents of $26.8 million. Net cash generated from operating activities was $8.2 million for fiscal year ended June 30, 2013 as compared with $7.9 million for fiscal year ended June 30, 2012. The increase was mainly due to the increase of net income. At the end of fiscal year 2013, the accounts receivable was $10.1 million, 15.0% of the total revenue, improved from $11.3 million, or 16.2% of the total revenue for fiscal 2012, which is mainly due to the shortened payment cycle by distributors driven by core products revenue performance. We believe that TPI is adequately funded to meet all of our working capital and capital expenditure needs for fiscal year 2014. Net cash used in investing activities for the fiscal year ended June 30, 2013 totaled $(16.1) million compared with $(5.1) million in the fiscal year ended June 30, 2012 which are mainly related to the construction and equipment purchase of the QLF project. We anticipate that in the first half of fiscal year 2014 the capital expenditure will be approximately $10 million due to our QLF relocation. Net cash used in financing activities for fiscal year ended June 30, 2013 totaled $(1.1) million compared with $(0.13) million for fiscal year 2012. This was predominately due to the restriction of cash of $(0.9) million and the payment of a short term bank loan of $6.1 million offset by new short term bank loan borrowing of $5.8 million.

Business Development & Outlook

R&D for additional indications of flagship product Gingko Mihuan (GMOL)

Our flagship product Gingko Mihuan Oral Liquid (GMOL, CFDA certification number: H20013079; patent number: 20061007800225) contributed approximately 39% to our total revenue in fiscal year 2013. Clinical application and information gathered from our physicians showed that in addition to our approved indication for GMOL: cardiovascular disorders, coronary heart disease and cerebral ischemic attack including strokes, off-label use of GMOL have been indicated in hepatic diseases and ophthalmological diseases. The validity of these observations is currently being investigated.

Jiangchuan Macrolide Facility (“JCM”)

In April 2009, we entered into a land supply agreement with the Sichuan Xinjin County Government to acquire 100 mu (approximately 66,700 square meters) of land within the Xinjin Chemical Industrial Park to establish a manufacturing plant for Active Pharmaceutical Ingredients (“API”) of macrolides antibiotics. In August 2009, we partnered with Sichuan Mingxin Pharmaceutical Co., Ltd. in the launch of a new joint venture, Sichuan Jiangchuan JV (“JCM”), which primarily engages in the R&D, manufacturing, sales and marketing of API and chemical intermediates of macrolide antibiotics. The joint venture is 87% owned by TPI. The JCM construction was completed in 2011.

In January 2012, JCM was approved for its GMP certification designated as "CHUAN M0799," which is valid for the period of December 31, 2011 until December 31, 2015. JCM has started producing macrolide API for TPI’s production of Azithromycin Dispersible Tablets (CFDA No: H20074145) since July 2012. Currently the monthly production capacity of JCM is 10 tons of Azithromycin macrolide API. As of September 27, 2013, the JCM facility has been in operation and mainly supporting TPI’s production of Azthromycin tablets. Our third party sales from our JCM facility for our fiscal year 2013 were $0.9 million.

Tianyin Medicine Trading Distribution Business (“TMT”)

We have been developing the distribution portfolio of TMT which distributes products manufactured by both TPI and other pharmaceutical companies to fuel our expanding sales network as well as to provide synergy to our existing organic product portfolio. TMT has been distributing mainly TPI's own products since its inception in 2009. In 2010 we signed a distribution contract with Jiangsu Lianshui Pharmaceutical, one of the most celebrated national brand injection pharmaceutical manufacturers, to distribute approximately 15 Lianshui-branded generic injection products including cough suppressant, antibiotics, anti-inflammatory medicines and products for other healthcare indications. The distribution contract was successfully extended for the following year until 2014 with possible renewal for additional years when the current contract expires.    The annual distribution revenue from TMT reached approximately $26.5 million for the fiscal year 2013.

Pre-extraction and formulation plant development at Qionglai Facility (QLF)

In preparation for the new Good Manufacturing Practice (GMP) standards stipulated by the PRC government in early 2011, TPI initiated a process to optimize the manufacturing facilities and production lines of the Company in compliance with the new GMP standards. We received our current GMP certificate for both of our pre-extraction plant and formulate facilities on August 27, 2013 for the next three years until the end of 2015. In addition, under the guidance by provincial government, our facility is scheduled to be relocated to Qionglai County, south of Chengdu, which is designated for the pharmaceutical industry. The Qionglai facility (QLF) post-relocation is approximately 18 miles from the Company’s recently completed JCM facility. The proposed relocation project also includes our TCM pre-extraction plant which is currently located near the center of the city of Chengdu surrounded by a rapidly expanding residential area. Both the pre-extraction plant and the formulation plant will subsequently be relocated to Qionglai County to become a combined QLF plant, which is estimated to be 80 mu or approximately 13 acres. The combined QLF plant, designed and constructed according to the latest GMP standards, is expected to relieve the current capacity saturation at the current facilities. The re-location cost for Phase I  is estimated at $25 million, which, when completed, is expected to expand the current capacity by approximately 30%. If the Company decides to further expand the capacity, Phase II QLF, an additional $10 million may be invested to double the current capacity. Since the official start of the relocation project in February 2012, the construction of the QLF project has been progressing on schedule. The Phase I of relocation of pre-extraction plant is expected to complete by the end of 2013 calendar year.

In order to facilitate the relocation of Chengdu Tianyin’s business operation to Qionglai County and to secure land use rights for the relocation of manufacturing facilities, Chengdu Tianyin needed to establish its presence at Qionglai County during the process of construction, while all operating subsidiaries of Chengdu Tianyin are registered outside of Qionglai. Therefore, the Company decided to acquire a pharmaceutical distribution company and registered it in Qionglai County as a subsidiary of Chengdu Tianyin.  On August 29, 2012, Chengdu Tianyin entered into a Share Transfer Agreement with the shareholders of Sichuan Hengshuo Pharmaceutical Co., Ltd (“Sichuan Hengshuo” or “HSP”), a PRC pharmaceutical trading company, to acquire 100% ownership of HSP for a total consideration of approximately $0.2 million (RMB 1.3 million). The share transfer was closed on November 30, 2012, pursuant to which Chengdu Tianyin now owns 100% of HSP and Dr. Guoqing Jiang has become the legal representative of HSP.

Fiscal 2013 Guidance

Our revenue of approximately $67.5 million came below our previously estimated 5% growth projection year over year. This was mainly due to the tightened pricing control of generic medicines in China amid the healthcare reform and from the government’s efforts to promote lower margined essential drugs (EDL) prices that simultaneously compressed our margins as well as our sale volumes of those generic products. Those factors, together with the negative market environment of Azithromycin API pricing led to intensified market and pricing competition combined with an excess of capacity that may continue to last for a few years.

Our net margin guidance met our estimated 10% goal and delivered net income for our fiscal year 2013 of $6.8 million, a growth of 6% from fiscal year 2012. This was primarily attributable to the improvement of our gross margins driven by growth in our core product sales growth.

The following factors, in our opinion, will influence the future growth perspectives of our Company:

1)	Market expansion and revenue growth of TPI’s core product portfolio led by flagship product Gingko Mihuan Oral Liquid (GMOL) and other major products;

2)	Gradual ramp up of JCM revenue in the fiscal year 2014;

3)	The stabilization of generic sales following the progressive pricing restrictions as a result of the ongoing healthcare reform;

4)	Steady TMT distribution revenue contribution; and

5)	QLF relocation and smooth transition of production capacity.

Considering the continuous generic pricing pressure going forward, along with gradual development of our JCM business and the steady TMT distribution revenue for the following year, we forecast that the revenue growth for TPI may range from 0% to 5% for the coming year, along with a 10% net margin. (The forecasted net income guidance excluded any non-cash expenses associated with stock compensation plans or stock option expenses.)

Our current facilities operate at approximately 90% of the total capacity on a 24 hours per day schedule. We are in the process of optimizing the usage of the remaining capacity and expanding the existing capacities to meet the increasing market demand.

Management will continue to evaluate the Company's business outlook and communicate any changes on a quarterly basis or as when appropriate.

Conference Call

Senior management of TPI will host its earnings conference call for the fiscal year 2013 ended June 30, 2013 at 9:00 a.m. ET on Friday, September 27th, 2013.

Interested parties may access the call by dialing: TOLL-FREE    1-877-941-2068; TOLL/INTERNATIONAL    1-480-629-9712

The conference ID is 4640745. It is advisable to dial in approximately 5 minutes prior to the start of the call.

A replay will be available by calling: TOLL-FREE   1-877-870-5176; TOLL/INTERNATIONAL   1-858-384-5517

From:  09/27/13 @ 12:00 pm Eastern Time
To:    10/11/13 @ 11:59 pm Eastern Time
Replay Pin Number:  4640745
This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at the following link: http://public.viavid.com/index.php?id=106103

About TPI

Headquartered at Chengdu, China, TPI is a pharmaceutical company that specializes in the development, manufacturing, marketing and sales of patented biopharmaceutical, mTCM, branded generics and API. TPI currently manufactures a comprehensive portfolio of 58 products, 24 of which are listed in the highly selective national medicine reimbursement list, 10 are included in the essential drug list (EDL) of China. TPI’s pipeline targets various high incidence healthcare indications. For more information about TPI, please visit:  http://www.tianyinpharma.com

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:

Investors Contact: ir@tpi.asia
Web:   http://www.tianyinpharma.com
Tel: +86-28-8551-6696 (Chengdu, China)
       +86 134-36-550011 (China)

Address:
23rd Floor Unionsun Yangkuo Plaza
No. 2, Block 3, South Renmin Road
Chengdu, 610041
China

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Balance Sheets

	June 30,	June 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$26,827,008	$35,152,295
Restricted cash	4,536,000	3,534,550
Accounts receivable, net of allowance for doubtful accounts of $102,149 and $113,862 at June 30, 2013 and 2012, respectively	10,112,718	11,272,367
Inventory	6,036,014	5,863,013
Advance payments	-	642,075
Other current assets	313,320	436,664
Total current assets	47,825,060	56,900,964

Property and equipment, net	40,603,232	26,458,349

Intangibles, net	21,505,012	20,958,226

Goodwill	210,600	-

Total assets	$110,143,904	$104,317,539

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$1,352,560	$1,586,151
Accounts payable – construction related	2,723,290	740,832
Short-term bank loans	5,929,200	6,023,000
Trade notes payable	-	4,675,750
Income tax payable	701,311	804,595
Other taxes payable	740,800	500,782
Other current liabilities	449,062	466,982
Total current liabilities	11,896,223	14,798,092

Total liabilities	11,896,223	14,798,092

Equity
Stockholders’ equity:
Preferred stock, $0.001 par value, 25,000,000 shares authorized, no shares issued and outstanding at June 30, 2013 and 2012, respectively	-	-
Common stock, $0.001 par value, 50,000,000 shares authorized, 29,382,791 and 29,332,791 shares issued and outstanding at June 30, 2013 and 2012, respectively	29,496	29,446
Additional paid-in capital	30,134,852	30,104,902
Treasury stock	(135,925)	(135,925)
Statutory reserve	6,847,315	6,120,143
Retained earnings	50,967,308	45,022,329
Accumulated other comprehensive income	10,178,358	8,100,526
Total stockholders’ equity	98,021,404	89,241,421

Noncontrolling interest	226,277	278,026

Total equity	98,247,681	89,519,447

Total liabilities and equity	$110,143,904	$104,317,539

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Statements of Operations

	For the Years Ended June 30,
	2013	2012

Sales	$67,500,476	$69,605,758

Cost of sales	41,496,812	45,274,326

Gross profit	26,003,664	24,331,432

Operating expenses
Selling expenses	11,442,664	10,672,817
General and administrative expenses	4,351,592	4,255,528
Research and development	894,995	860,081
Total operating expenses	16,689,251	15,788,426

Income from operations	9,314,413	8,543,006

Other income (expenses):
Interest income	162,563	209,037
Interest expense	(437,897)	(331,334)
Other income	-	189,268
Total other income (expenses)	(275,334)	66,971

Income before provision for income taxes	9,039,079	8,609,977

Provision for income taxes	2,423,906	2,368,059

Net income	6,615,173	6,241,918

Less: Net loss attributable to noncontrolling interest	(56,978)	(116,772)

Net income attributable to Tianyin Pharmaceutical Co., Inc.	6,672,151	6,358,690

Basic earnings per share	$0.23	$0.22
Diluted earnings per share	$0.23	$0.22

Weighted average number of common shares outstanding:
Basic	29,341,695	29,308,442
Diluted	29,341,695	29,308,442

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Statements of Comprehensive Income

	For the Years Ended June 30,
	2013	2012

Net income	$6,615,173	$6,241,918

Other comprehensive income
Foreign currency translation adjustment	2,083,061	2,065,066

Total other comprehensive income	2,083,061	2,065,066

Total Comprehensive income	8,698,234	8,306,984

Less: Comprehensive income attributable to the noncontrolling interest	(51,749)	(74,933)

Comprehensive income attributable to
Tianyin Pharmaceutical Co., Inc.	$8,749,983	$8,381,917

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Statements of Changes in Equity

									Accumulated
				Series A		Additional			other	Total
	Common Stock		Treasury	Preferred Stock		Paid in	Statutory	Retained	Comprehensive	Stockholders’	Noncontrolling	Total
	Number	Par Value	Stock	Number	Par Value	Capital	Reserve	Earnings	Income	Equity	Interest	Equity

Balance at June 30, 2011	29,312,491	$29,396	$(111,587)	-	$-	$30,065,452	$5,409,764	$39,374,018	$6,077,299	$80,844,342	$435,220	$81,279,562
Net income	-	-	-	-	-	-	-	6,358,690	-	6,358,690	(116,772)	6,241,918
Other comprehensive income:
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	2,023,227	2,023,227	41,839	2,065,066
Comprehensive income	-	-	-	-	-	-	-	-	-	8,381,917	(74,933)	8,306,984
Common shares issued	50,000	50	-	-	-	39,450	-	-	-	39,500	-	39,500
Treasury stock	(29,700)	-	(24,338)	-	-	-	-	-	-	(24,338)	-	(24,338)
Contribution from noncontrolling interest for
Jiangchuan Pharmaceutical Co., Ltd.	-	-	-	-	-	-	-	-	-	-	252,352	252,352
Purchase of subsidiary shares from noncontroll interest	-	-	-	-	-	-	-	-	-	-	(334,613)	(334,613)
Statutory reserve	-	-	-	-	-	-	710,379	(710,379)	-	-	-	-

Balance at June 30, 2012	29,332,791	$29,446	$(135,925)	-	$-	$30,104,902	$6,120,143	$45,022,329	$8,100,526	$89,241,421	$278,026	$89,519,447
Net income	-	-	-	-	$-	-	-	6,672,151	-	6,672,151	(56,978)	6,615,173
Other comprehensive income:
Foreign currency translation adjustment	-	-	-			-	-	-	2,077,832	2,077,832	5,229	2,083,061
Comprehensive income	-	-	-	-	-	-	-	-	-	8,749,983	(51,749)	8,698,234
Common shares issued	50,000	50	-	-	-	29,950	-	-	-	30,000	-	30,000
Treasury stock	-	-	-	-	-	-	-	-	-	-	-	-
Statutory reserve	-	-	-	-	--	-	727,172	(727,172)	-	-	-	-

Balance at June 30, 2013	29,382,791	$29,496	$(135,925)	-	$-	$30,134,852	$6,847,315	$50,967,308	$10,178,358	$98,021,404	$226,277	$98,247,681

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Statements of Cash Flows

	For the Years Ended June 30,
	2013	2012
Cash flows from operating activities:
Net Income	$6,615,173	$6,241,918
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,435,138	1,215,233
Provision for bad debts	(14,004)	15,968
Share-based payment	30,000	39,500
Changes in current assets and current liabilities:
Accounts receivable	1,400,398	(2,006,964)
Inventory	(42,848)	(805,520)
Advance payments	645,923	1,032,919
Other current assets	130,893	(384,778)
Accounts payable and accrued expenses	(264,388)	(398,896)
Accounts payable – construction related	1,935,150	(1,122,489)
Trade notes payable	(4,703,775)	4,652,740
Income tax payable	(119,146)	(147,945)
Other taxes payable	225,356	(316,410)
Other current liabilities	(27,787)	(65,062)
Total adjustments	1,630,910	1,708,296

Net cash provided by operating activities	8,246,083	7,950,214

Cash flows from investing activities:
Addition to property and equipment	(1,704,154)	(555,731)
Addition to construction in progress	(13,274,213)	-
Proceeds from disposal of fixed assets	-	545,374
Additions to intangible assets – approved drugs	-	(772,828)
Additions to intangible assets – land use right	(886,611)	(3,974,544)
Acquisition of subsidiary - Hengshuo	(207,285)	-
Payment to minority interest for ownership acquisition of JCM	-	(334,613)

Net cash used in investing activities	(16,072,263)	(5,092,342)

Cash flows from financing activities:
Restricted cash	(908,865)	(3,517,156)
Proceeds from short-term bank loans	5,835,870	3,154,400
Repayments of short-term bank loans	(6,059,100)	-
Treasury stock	-	(24,338)
Capital contribution from minority shareholder of JCM	-	252,352

Net cash used in financing activities	(1,132,095)	(134,742)

Effect of foreign currency translation on cash	632,988	704,259

Net increase (decrease) in cash and cash equivalents	(8,325,287)	3,427,389

Cash and cash equivalents – beginning	35,152,295	31,724,906

Cash and cash equivalents – ending	$26,827,008	$35,152,295

Supplemental schedule of non-cash activities
Exchange of construction in progress to intangible assets	$-	$1,171,928

SOURCE Tianyin Pharmaceutical Co., Inc.